Exhibit 23.1

CONSENT OF KPMG INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated February 12, 2013, with respect to the consolidated balance sheets of Elan Corporation, plc as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedule, which report appears in Elan Corporation, plc’s Annual Report on Form 20-F/A for the year ended December 31, 2012, as amended, and our report dated February 23, 2012, with respect to the consolidated balance sheet of Elan Corporation, plc as of December 31, 2010, which report appears in Elan Corporation, plc’s Annual Report on Form 20-F for the year ended December 31, 2011.

/s/ KPMG

Dublin, Ireland

February 18, 2014